Exhibit 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025
News Release

ABRAXIS BIOSCIENCE REPORTS FIRST QUARTER 2007 REVENUE OF

$212.2 MILLION VERSUS $144.5 MILLION IN PRIOR YEAR PERIOD

First Quarter 2007 Adjusted Net Income Per Diluted Share Increased to $0.17 versus $0.10 in the Prior Year Period; GAAP Net Income Per Diluted Share for the First Quarter 2007

Increased to $0.07 versus $0.01 in the Prior Year Period

LOS ANGELES, Calif. (May 10, 2007) – Abraxis BioScience, Inc. (NASDAQ:ABBI), an integrated, global biopharmaceutical company, today reported unaudited financial results for the first quarter ended March 31, 2007.

First quarter 2007 revenue increased 47 percent to $212.2 million, versus $144.5 million in the first quarter of 2006. Revenue for company-wide, hospital-based products in the first quarter of 2007 was $140.5 million, which included the acquired anesthetic/analgesic products, a 24 percent increase from the prior year quarter. For the quarter, ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) revenue increased 134 percent to $70.9 million, which included deferred revenue of $9.1 million, versus $30.3 million in the prior year period.

The company posted adjusted net income and adjusted net income per diluted share, which, in each case, excludes merger-related items and non-cash stock compensation expense, as follows:

	Q1 2007	Q1 2006
Adjusted net income (millions)	$28.0	$16.4
Adjusted net income per diluted share	$0.17	$0.10

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company reported net income and net income per diluted share as follows:

	Q1 2007	Q1 2006
Net income (millions)	$11.1	$1.9
Net income per diluted share	$0.07	$0.01

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The attached table provides additional information regarding the basis for the adjusted net income per diluted share calculation, and the rationale for providing such information is included toward the end of this release.

“We are very pleased to see the increased market demand for ABRAXANE and the continued strength of the hospital-based business,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience. “As expected, we are beginning to see a return on the investment made in 2006 in the Abraxis Oncology commercial team and the clinical development of ABRAXANE, as well as the impact of the co-promotion agreement with AstraZeneca.”

Segment Reporting

The company is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, the company began to provide financial information for its segments to better reflect how the business is managed. The company has two reporting segments: the ABI segment, which represents the combined operations of Abraxis Oncology and Abraxis Research; and the APP segment, which represents the hospital-based operations. The ABI segment focuses primarily on the company’s internally developed proprietary products, including ABRAXANE, and its proprietary pipeline. The APP segment manufactures and markets one of the broadest portfolios of injectable drugs, including oncology, critical care and anti-infectives. The attached tables provide additional detail on the operating performance of the segments.

ABI Segment

ABRAXANE revenue for the first quarter of 2007 increased 134 percent to $70.9 million, which included $61.8 million of net sales, versus revenue of $30.3 million in the same period of 2006. ABRAXANE revenue for the first quarter of 2007 included $9.1 million in deferred revenue related to the June 2006 AstraZeneca co-promotion agreement for the United States. ABRAXANE net sales for the first quarter of 2007 increased 31 percent over the fourth quarter of 2006.

ABI segment gross margin for the first quarter of 2007 was 90 percent compared to 84 percent for the same period in 2006. The increase in gross margin was primarily attributed to efficiencies gained from higher production volumes and recognition of deferred revenue.

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Both NDC and IMS data for March 2007 continue to demonstrate a positive growth trend in ABRAXANE usage. According to IMS data, ABRAXANE unit demand reached its highest monthly volume share of the taxane market at 20 percent in March 2007, which was a 36 percent increase over February 2007.

For the first quarter of 2007, selling and marketing expenses were $32.6 million, or 45% of revenue, versus $11.8 million, or 38% of revenue, in the prior year period. The increase primarily reflects the ABRAXANE commission expense payable under the co-promotion agreement as well as the expanded Abraxis Oncology commercial and medical team.

Research and development expense totaled $13.1 million in the first quarter of 2007 compared with $20.3 million in the prior year period. The company expects research and development spending will increase in the latter quarters of 2007 in connection with the initiation of the planned Phase III trials for ABRAXANE.

APP Segment

Hospital-based product revenue for the APP segment in the first quarter of 2007 increased 24 percent to $140.3 million versus $113.5 million in the same quarter of 2006. Revenue in the first quarter of 2007 included sales of $44.1 million from the anesthetic/analgesic products acquired from AstraZeneca in June 2006, which are grouped under critical care.

Gross margin for the first quarter of 2007 was 50 percent, excluding amortization associated with the purchase of the anesthetic/analgesic products, compared to 54 percent in the same quarter of 2006. The decrease in gross margin was primarily due to increased freight costs as well as costs associated with a voluntary delayed distribution of certain products.

In the first quarter of 2007, selling and marketing expenses were $3.5 million, or 3 percent of revenue, versus $3.1 million, or 3 percent of revenue, in the prior year period.

Research and development expense totaled $10.2 million for the first quarter of 2007 compared to $3.9 million in the prior year period. The increase was primarily due to the expense associated with the transfer of products to the recently acquired Puerto Rico manufacturing facility and increased activities related to hospital-based product development.

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After the close of the first quarter, the company received an Abbreviated New Drug Application (ANDA) approval for Clindamycin Injection and a tentative approval for Fosphenytoin Sodium Injection from the U.S. Food and Drug Administration (FDA). Clindamycin Injection, 300 mg, 600 mg, 900 mg and 9g, USP, is the generic equivalent of Pfizer’s Cleocin® Phosphate Injection. Fosphenytoin Sodium Injection, 100 mg, 2 mL and 500 mg, 10 mL vials, USP, is the generic equivalent of Pfizer’s Cerebyx®.

Including the 29 ANDAs pending with the FDA, representing approximately $1.6 billion in annual branded sales, APP currently has over 60 product candidates in various stages of development.

General and Administrative Expenses

Company-wide, general and administrative expenses for the first quarter of 2007, excluding selling and marketing expenses, were $33.4 million, or 16 percent of revenue, versus $16.0 million, or 11 percent of revenue, in the same period in 2006. This was primarily due to an increase in stock compensation expense and professional fees.

Clinical Development Update

Abraxis has begun enrollment in the first of four planned Phase I/II trials with nab-docetaxel (ABI-008), the second drug based on the company’s proprietary nanoparticle albumin-bound (nab™) technology to enter clinical development. The first Phase I/II trial, being conducted at the University of Texas M. D. Anderson Cancer Center in Houston, Texas, will evaluate the safety, tolerability and anti-tumor activity of nab-docetaxel given every three weeks for the treatment of hormone refractory prostate cancer. The company anticipates initiating the second Phase I/II trial with nab-docetaxel in metastatic breast cancer in the third quarter of 2007.

Results from five pre-clinical studies were presented at the American Association for Cancer Research (AACR) Annual Meeting in April 2007 that highlighted the potential broad application of the nab tumor-targeting technology. Pre-clinical studies results supported the role of SPARC (secreted protein acidic and rich in cysteine) expression in cancer and the role of nab technology for targeting this pathway. The pre-clinical study results also provided evidence for chemotherapy induced angiogenesis and a rationale for combining ABRAXANE with VEGF inhibitor drugs like Avastin® (bevacizumab). Additionally, first-time data were presented from a pre-clinical study evaluating the toxicity and antitumor effect of nab-rapamycin (ABI-009), an albumin-bound mTOR kinase inhibitor. These results demonstrated that nab-rapamycin was well-tolerated, showed linear

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pharmacokinetics, and was highly effective against a number of tumor models in vivo. As previously announced, the Investigational New Drug (IND) application for nab-rapamycin was filed in December 2006 and clinical studies are expected to begin in 2007.

The company currently plans to present the updated analysis of the data from a randomized, head-to-head Phase II trial of ABRAXANE versus Taxotere® (docetaxel) Injection Concentrate, in the first-line treatment of metastatic breast cancer in June 2007 at the annual American Society of Clinical Oncology (ASCO) meeting. In addition, data in various tumor types as well as in combination with other agents will also be presented.

The company plans to submit an IND for the HSP90 inhibitor nab-17AAG (ABI-010) in the second half of 2007. Pre-clinical studies required for the IND submission are currently underway.

The company continues to study the use of ABRAXANE in a variety of oncology settings and currently intends to focus its Phase III trials in first-line metastatic breast cancer, first-line non-small cell lung cancer (NSCLC) and melanoma, all of which will be superiority trials utilizing weekly dosing schedules of ABRAXANE. The company plans to initiate in 2007 the worldwide head-to-head Phase III registration trial comparing weekly ABRAXANE to every three week Taxotere for the treatment of first-line metastatic breast cancer. Special Protocol Assessments (SPA) for the design of NSCLC and melanoma Phase III trials were submitted to the FDA in the first quarter of 2007. Initiation of these Phase III trials is planned for the second half of 2007.

Conference Call Information

On Thursday, May 10, 2007, the company will host a conference call with interested parties beginning at 7:30 a.m. PDT/10:30 a.m. EDT to review its results of operations for the first quarter of 2007. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

Adjusted net income per diluted share is a non-GAAP financial measure comprised of reported diluted earnings per share excluding the impact of merger-related non-cash amortization of intangible assets, direct merger and transaction-related costs, non-cash stock compensation

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expense, minority interests and non-cash amortization of acquired intangible assets. The company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three months ending March 31, 2007 and March 31, 2006 is included with this press release.

About ABRAXANE

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan for ABRAXANE and product candidates, the timing and scope of clinical studies and trials for nab-docetaxel, nab-rapamycin and nab-17AAG and anticipated research and development spending. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials, delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials, decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates, unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE, other products or product candidates, the need for additional data or clinical studies for ABRAXANE or product candidates, regulatory developments (domestic or foreign) involving the company’s manufacturing facilities, the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE, research and development associated with the nab technology platform, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products and the impact of patents and other proprietary rights held by competitors and other third parties. Additional

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relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Avastin is a registered trademark of Genentech Inc.

Cleocin and Cerebyx are registered trademarks of Pfizer Inc.

Taxotere is a registered trademark of Sanofi Aventis.

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CONTACT (Investor and Media Inquiries):

Christine Cassiano

(310) 405-7417

Abraxis BioScience, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Hospital-based products
Anti-infective	$39,780	$52,846
Critical care	84,932	45,274
Oncology	11,277	13,704
Contract manufacturing	4,516	1,648

Total hospital-based products	140,505	113,472
Abraxane revenue	70,882	30,282
Research revenue and other	774	774

Total revenue	212,161	144,528
Cost of sales	82,084	58,080

Gross profit	130,077	86,448

Percent to total revenue	61.3%	59.8%
Operating expenses
Research and development	26,880	24,344
Selling, general and administrative	69,543	30,897
Amortization of merger related intangibles	13,509	—
Other merger related costs	—	5,639
Equity (income) loss in Drug Source Company	(481)	(476)

Total operating expenses	109,451	60,404

Percent to total revenue	51.6%	41.8%
Income from operations	20,626	26,044
Percent to total revenue	9.7%	18.0%
Interest expense	(3,876)	(3,265)
Interest income and other	562	1,094
Minority interests	—	(9,342)

Income before income taxes	17,312	14,531
Income tax expense	6,197	12,647

Net income	$11,115	$1,884

Net income per common share:
Basic	$0.07	$0.01

Diluted	$0.07	$0.01

Weighted—average common shares outstanding:
Basic	159,356	158,490

Diluted	160,356	159,786

	.
The composition of stock-based compensation included above is as follows:
Cost of sales	$769	$728
Research and development	3,579	155
Selling, general and administrative	5,372	1,849

Total stock-based compensation	$9,720	$2,732

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted net income and adjusted net income per diluted share are defined as reported net income and reported diluted earnings per share, respectively, in each case excluding the impact of merger-related non-cash amortization of intangible assets, direct merger and transaction-related costs, non-cash stock compensation expense, minority interests and non-cash amortization of acquired intangible assets. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three-month periods ending March 31, 2007 and 2006 is below:

	Three months ended March 31,
	2007	2006
Reported net income	$11,115	$1,884
Merger related items
Intangible amortization	8,342	—
Merger and transaction expense	—	3,482

Total merger related costs	8,342	3,482
Stock compensation (SFAS 123R)	6,002	1,687
Minority interests	—	9,342
Amortization of purchased product rights	2,537	—

Adjusted net income	$27,996	$16,395

Adjusted net income per diluted share	$0.17	$0.10

Weighted - average common shares outstanding diluted	160,356	159,786

Reported net income per diluted share	$0.07	$0.01
Merger related items
Intangible amortization	0.05	—
Merger and transaction expense	—	0.02

Total merger related costs	0.05	0.02
Stock compensation (SFAS 123R)	0.04	0.01
Minority interests	—	0.06
Amortization of purchased product rights	0.01	—

Adjusted net income per diluted share	$0.17	$0.10

Abraxis BioScience, Inc.

GAAP to Adjusted Pretax Income Reconciliation

(unaudited, in thousands)

	Three months ended March 31,
	2007	2006
Reported pretax income	$17,312	$14,531
Pretax merger related items
Intangible amortization	13,509	—
Merger and transaction expense	—	5,639

Total pretax merger related costs	13,509	5,639
Stock compensation (SFAS 123R)	9,720	2,732
Minority interests	—	9,342
Amortization of purchased product rights	4,109	—

Adjusted pretax income	$44,650	$32,244

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment

Three months ended March 31, 2007 and 2006

(unaudited, in thousands)

The company is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, we re-aligned our segment presentation to better reflect how the business is managed. We intend to continue to report our business in two segments: the ABI segment, representing the combined operations of Abraxis Oncology and Abraxis Research; and the APP segment, representing the hospital-based operations. The ABI segment focuses primarily on our internally developed proprietary products, including Abraxane, and our proprietary pipeline. The APP segment manufactures and markets one of the broadest portfolio of injectable drugs, including oncology, critical care and anti-infectives. Prior year's segment information has been reclassified to conform with the current year presentation. Information regarding these two segments is summarized below.

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Three months ended March 31, 2007
Hospital-based products	$140,268	$237	$—	$140,505
Abraxane revenue	—	70,882	—	70,882
Research revenue and other	—	774	—	774

Total revenue	140,268	71,893	—	212,161
Cost of sales	70,062	7,143	4,879	82,084

Gross profit	70,206	64,750	(4,879)	130,077
Percent to total revenue	50.1%	90.1%		61.3%
Operating expenses:
Research and development	10,177	13,124	3,579	26,880
Selling and marketing	3,535	32,569	—	36,104
Equity (income) loss in Drug Source Company	—	(481)	—	(481)

Total operating expenses	13,712	45,212	3,579	62,503

Pretax segment operating income (loss)(2)	$56,494	$19,538	$(8,458)	$67,574

Percent to total revenue	40.3%	27.2%		31.9%
Depreciation and amortization	$11,222	$10,630	$2,208	$24,060
Capital expenditures	$40,205	$1,351	$487	$42,043
Long lived assets	$803,318	$533,367	$72,042	$1,408,727

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment (continued)

Three months ended March 31, 2007 and 2006

(unaudited, in thousands)

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Three months ended March 31, 2006
Hospital-based products	$113,472	$—	$—	$113,472
Abraxane revenue	—	30,282	—	30,282
Research revenue	—	774	—	774

Total revenue	113,472	31,056	—	144,528
Cost of sales	52,492	4,860	728	58,080

Gross profit	60,980	26,196	(728)	86,448
Percent to total revenue	53.7%	84.4%		59.8%
Operating expenses:
Research and development	3,924	20,265	155	24,344
Selling and marketing	3,064	11,791	—	14,855
Equity (income) loss in Drug Source Company	—	(476)	—	(476)

Total operating expenses	6,988	31,580	155	38,723

Pretax segment operating income (loss) (2)	$53,992	$(5,384)	$(883)	$47,725

Percent to total revenue	47.6%	-17.3%		33.0%
Depreciation and amortization	$2,767	$622	$1,140	$4,529
Capital expenditures	$5,384	$570	$3,700	$9,654
Long lived assets	$105,402	$47,076	$28,747	$181,225

(1)	Segment costs not allocated for the three months ended March 31, 2007 included $4.1 million for the amortization of the purchase price in connection with AstraZeneca product purchase and $0.8 million of stock compensation expense, both included in cost of sales, and $3.6 million of stock compensation expense included in research and development. For the three months ended March 31, 2006, $0.7 million of stock compensation expense was not allocated in cost of sales and $0.2 million of stock compensation expense was not allocated to research and development. Additionally, depreciation and amortization expense, capital expenditures and long lived assets related to corporate activities were not allocated to the segments.
(2)	General and administrative expense, merger related costs and amortization, interest income, interest expense and other, minority interest and income tax expense were not allocated to the segments. See “Reconciliation of Operating Income By Segment to Consolidated Statements of Operation” included herein.

Abraxis BioScience, Inc.

Reconciliation of Operating Income by Segment to Consolidated Statements of Operation

(unaudited, in thousands)

	Three months ended March 31,
	2007	2006
Segment operating income (loss) from above:
APP segment	$56,494	$53,992
ABI segment	19,538	(5,384)
Segment costs not allocated	(8,458)	(883)

	67,574	47,725
General and administrative expense	(33,439)	(16,042)
Amortization of merger related intangibles	(13,509)	—
Other merger related costs	—	(5,639)

Income from operations	20,626	26,044
Interest expense	(3,876)	(3,265)
Interest income and other	562	1,094
Minority interests	—	(9,342)
Income tax expense	(6,197)	(12,647)

Net income	$11,115	$1,884

Abraxis BioScience, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,745	$39,297
Accounts receivable, net of allowances for doubtful accounts	82,685	84,684
Inventories	223,656	218,280
Prepaid expenses and other current assets	13,821	15,570
Deferred income taxes	83,144	78,955

Total current assets	433,051	436,786
Property, plant and equipment, net	254,563	217,819
Investment in Drug Source Company, LLC	6,222	5,504
Intangible assets, net of accumulated amortization	720,821	738,440
Goodwill	401,600	401,600
Non-current receivables from related parties	39	39
Other non-current assets, net of accumulated amortization	25,482	25,320

Total assets	$1,841,778	$1,825,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$51,471	$65,471
Accrued liabilities	64,645	61,428
Income tax payable	17,836	80,054
Deferred revenue	39,225	39,225
Minimum royalties payable	1,027	1,017
Notes payable	73,608	72,248

Total current liabilities	247,812	319,443

Long-term debt	233,000	165,000
Deferred income taxes, non-current	141,297	142,563
Long-term portion of deferred revenue	148,291	158,135
Other non-current liabilities	10,198	7,006

Total liabilities	780,598	792,147

Stockholders’ equity:
Common stock	166	166
Additional paid-in capital	1,101,444	1,085,196
Retained earnings	15,512	4,483
Accumulated other comprehensive income	1,799	1,257
Less treasury stock	(57,741)	(57,741)

Total stockholders’ equity	1,061,180	1,033,361

Total liabilities and stockholders’ equity	$1,841,778	$1,825,508